EXHIBIT 99.1

Total Nutraceutical Solutions Launches Nutricosmetic

For The Hair And Nail Salon Industry

STEVENSON, WA.  May 3, 2010 .  --(BUSINESS WIRE)-- Total Nutraceutical Solutions, Inc. (TNS) (OTCBB:TNUS) announced today that the company has launched a Nutricosmetic called Gröh for the hair and nail salon industry. Gröh is a proprietary combination of natural mushroom powders plus Vitamin D2 that has been shown to promote hair and nail growth. The Company has applied for the Gröh trademark.

The Company revealed Gröh on May 2, 2010 at the biannual internationally attended Intercoiffure America - Canada Spring Symposium held at the Fountainebleau Hotel, Miami Beach, Florida. TNS CEO, Marvin S. Hausman MD, attended this conference and gave a presentation entitled: “How Science Influences Beauty.”

About Total Nutraceutical Solutions, Inc.:

Total Nutraceutical Solutions, Inc., a global leader in mushroom research and development, focuses on discovering, formulating and marketing products composed primarily of organic natural whole mushroom foods, containing bioactive nutrients, such as L-Ergothioneine and Vitamin D, with potential health benefits. Our scientific strategy is to specialize in the development of production and analytic technologies for food and nutritional supplements mainly composed of mushrooms and their mycelial biomasses. Novel clinical models and biomarkers are used to show nutritional and clinical efficacy of our products. In addition to our novel preventative healthcare formulations and nutritional approaches for a wide variety of human conditions and illnesses, we are also involved in the development, acquisition and ownership of breakthrough nutritional tools and products in the fields of animal husbandry and livestock feeds.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the transaction described in this press release, and other risks identified in the filings by Total Nutraceutical Solutions (TNS), Inc. with the Securities and Exchange Commission. Further information on risks faced by TNS are detailed in the Form 10-K for the year ended December 31, 2009 and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. TNS does not undertake any obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts

Total Nutraceutical Solutions, Inc.
Roberta Matta, 509-427-5132
info@totalnutraceutical.com

Source: Total Nutraceutical Solutions, Inc.